As filed with the Securities and Exchange Commission on February 26, 2019. Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________
Masonite International Corporation
(Exact name of registrant as specified in its charter)

British Columbia, Canada (state or other jurisdiction of incorporation or organization)	98-0377314 (I.R.S. Employer Identification Number)

2771 Rutherford Road Concord, Ontario L4K 2N6 Canada (800) 895-2723 (Address, including zip code, of registrant's principal executive offices)

Masonite International Corporation 2012 Equity Incentive Plan (Full Title of the Plan)

Robert E. Lewis
Senior Vice President/General Counsel and Secretary
Masonite International Corporation
One Tampa City Center
201 North Franklin Street, Suite 300
Tampa, Florida 33602
(800) 895-2723
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all notices, orders and communication to:
Joseph H. Kaufman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (3)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee (5)
Common Shares (1)	2,000,000	$57.36	$114,720,000	$13,904
Common Shares (2)	192,686	$65.14	$12,551,566	$1,521

(1)
Covers common shares (the “Common Shares”) of Masonite International Corporation (the “Company” or the “Registrant”) issuable under the Masonite International Corporation 2012 Equity Incentive Plan (the “2012 Plan”) representing Common Shares subject to awards previously issued under the 2012 Plan that have been forfeited or cancelled such that they have again become available for issuance under the 2012 Plan or which the Company reasonably expects will be forfeited or cancelled in the future and thereupon will become available for future issuance under the 2012 Plan.

(2)	Covers 192,686 Common Shares issuable under the 2012 Plan upon exercise of outstanding stock appreciation rights ("SARs").

(3)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)
Pursuant to Rule 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based (1) with respect to the 2,000,000 shares issuable under under the 2012 Plan, on a price of $57.36 per Common Share, which is the average of the high and low prices per share of the Common Shares reported on the New York Stock Exchange on February 20, 2019, and (2) with respect to the 192,686 shares issuable upon exercise of SARs outstanding under the 2012 Plan, on the weighted average per share exercise price of $65.14.

(5)
Pursuant to Rule 457(p) under the Securities Act, unused filing fees of $4,163 have already been paid with respect to unsold securities that were previously registered pursuant to a registration statement on Form S-1 (File No. 333-186931) filed on February 27, 2013 and withdrawn on September 6, 2013, which is being offset against the registration fee due for this registration statement.

STATEMENT OF INCORPORATION BY REFERENCE
This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 2,192,686 Common Shares issuable under the 2012 Plan representing (1) 2,000,000 Common Shares subject to awards previously issued under the 2012 Plan that have been forfeited or cancelled such that they have again become available for issuance under the 2012 Plan or which the Company reasonably expects will be forfeited or cancelled in the future and thereupon will become available for future issuance under the 2012 Plan and (2) 192,686 shares issuable upon exercise of SARs outstanding under the 2012 Plan. In accordance with Section E of the General Instructions to Form S-8, the contents of the Registration Statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) relating to the 2012 Plan and the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan (File No. 333-191105) are incorporated by reference herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by the Company are hereby incorporated by reference in this Registration Statement:

(a)
the description of the Company’s Common Shares contained the Company’s effective Registration Statement on Form 10 (File No. 001-11796) filed by the Company with the Commission on August 19, 2013, and any amendment or report filed for the purpose of updating such description;

(b)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018, filed with the Commission on February 26, 2019; and

(c)
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 30, 2018 (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules).

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
4.1
Masonite International Corporation Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3(a) of the Company's Registration Statement on Form 10 (File No. 001-11796), as filed with the Commission on August 19, 2013)

5*	Opinion of Cassels Brock & Blackwell LLP
23.1*	Consent of Cassels Brock & Blackwell LLP (included in Exhibit 5 hereto)
23.2*	Consent of Ernst & Young LLP, an Independent Registered Certified Public Accounting Firm
23.3*	Consent of Deloitte & Touche LLP, an Independent Registered Public Accounting Firm
24*	Powers of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tampa, State of Florida, on February 26, 2019.
Masonite International Corporation
By:    /s/ Russell T. Tiejema
    Name: Russell T. Tiejema
    Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Russell T. Tiejema and Robert E. Lewis, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on February 26, 2019.

Name	Title

/s/ Frederick J. Lynch	President, Chief Executive Officer and Director
Name: Frederick J. Lynch	(Principal Executive Officer)
/s/ Russell T. Tiejema	Executive Vice President and Chief Financial Officer
Name: Russell T. Tiejema	(Principal Financial Officer and Principal Accounting Officer)
/s/ Robert J. Byrne	Director and Chairman of the Board
Name: Robert J. Byrne
/s/ Jody L. Bilney	Director
Name: Jody L. Bilney
/s/ Peter R. Dachowski	Director
Name: Peter R. Dachowski
/s/ Jonathan F. Foster	Director
Name: Jonathan F. Foster
/s/ Thomas W. Greene	Director
Name: Thomas W. Greene

Name	Title
/s/ Daphne E. Jones	Director
Name: Daphne E. Jones
/s/ George A. Lorch	Director
Name: George A. Lorch
/s/ William S. Oesterle	Director
Name: William S. Oesterle
/s/ Francis M. Scricco	Director
Name: Francis M. Scricco

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